UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: (December 29, 2023)

ALLURION TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41767	92-2182207
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11 Huron Drive Natick, MA		01760
(Address of principal executive offices)		(Zip Code)

(508) 647-4000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	ALUR	The New York Stock Exchange
Warrants to purchase 1.420455 shares of common stock, each at an exercise price of $8.10 per share of common stock	ALUR WS	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On December 29, 2023 (the “Amendment Effective Date”), Allurion Technologies, Inc. (the “Company”) and its wholly-owned subsidiaries Allurion Technologies, LLC (the “Borrower”) and Allurion Australia Pty Ltd, entered into Amendment No. 1 (the “Amendment”) to the Credit Agreement and Guaranty, dated as of August 1, 2023 (the “Existing Credit Agreement”; as amended by the Amendment, the “Credit Agreement”), by and among the Company, the Borrower, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders” and each, a “Lender”) and Fortress Credit Corp., as administrative agent for the Lenders (“Fortress”).

The Amendment waived the December 31, 2023 testing of the minimum revenue covenant under the Existing Credit Agreement and modified the minimum liquidity covenant by increasing the amount of cash the Borrower must maintain in specified deposit accounts and free of liens, other than pursuant to the Credit Agreement and related Loan Documents (as defined in the Credit Agreement), from $12.5 million at all times to $33.5 million from the Amendment Effective Date to March 31, 2024, $23.5 million from April 1, 2024 to June 30, 2024, $16.9 million from July 1, 2024 to September 30, 2024 and $12.5 million on October 1, 2024 and thereafter.

The Amendment also provides that at any time after March 31, 2024, each Lender will have the right to convert a portion of the outstanding principal amount of Loans (as defined in the Credit Agreement) owing to it (which may not exceed such Lender’s proportionate share of a maximum of $20.0 million in aggregate outstanding principal amount of the Loans that may be so converted) into shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), at a conversion price based on the 30-day volume weighted average price of the Common Stock on the New York Stock Exchange (the “NYSE”) ending on the trading day immediately preceding the date of exercise of the Lender’s conversion right (the “Specified Conversion”). The Company will not be obligated to issue shares of Common Stock pursuant to any Specified Conversion if such issuance would cause the aggregate number of shares of Common Stock issued pursuant to such transaction (or series of transactions) to equal or exceed the share and share equivalent thresholds referenced in Section 312.03 of the NYSE Listed Company Manual (or if the Common Stock is not listed on the NYSE, the thresholds referenced in the applicable rules of the principal market on which the Common Stock is then listed) such that the issuance of Common Stock would require approval from the Company’s stockholders under such rules. The Amendment requires the Company to file a registration statement for the resale of all shares of Common Stock issued to the Lenders in connection with any such Specified Conversion.

The Amendment also modified certain operating covenants under the Existing Credit Agreement and made certain other conforming changes to the Existing Credit Agreement to effect the foregoing.

Concurrently with the Amendment, the Company prepaid $20.0 million of the principal amount outstanding under the Existing Credit Agreement, plus applicable fees, which were capitalized and added to the outstanding principal amount of the loans as of the Amendment Effective Date.

The foregoing description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, which is incorporated herein by reference and filed herewith as Exhibit 10.1 to this Current Report on Form 8-K.

This Current Report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 3.02.	Unregistered Sales of Equity Securities.

The disclosure set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference. The Company claims (and will claim) an exemption from registration under the Securities Act of 1933, as amended, in reliance on Section 4(a)(2) thereof for the issuance of shares of Common Stock, if any, upon any Specified Conversion prior to the effectiveness of the registration statement for the resale of such shares of Common Stock.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Amendment No. 1 to Credit Agreement and Guaranty, dated as of December 29, 2023, by and among Allurion Technologies, Inc., Allurion Technologies, LLC, the Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and Fortress Credit Corp., as administrative agent for the Lenders.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALLURION TECHNOLOGIES, INC.

By:	/s/ Chris Geberth
Name:	Chris Geberth
Title:	Chief Financial Officer

Date: December 29, 2023